                                                                      EXHIBIT 11



                      AIR & WATER TECHNOLOGIES CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                     (in thousands except per share amounts)

[CAPTION]

                                      Three Months Ended    Nine Months Ended
                                            July 31,             July 31,
                                          1994      1993      1994       1993
                                         ----      ----      ----       ----
Primary Earnings (Loss) Per Share:
 1. Income (loss) from continuing
    operations                        $(119,801)  $    602   $(172,716)  $ 2,388
 2. Less preferred dividends           (    416)         -    (    416)      -
                                      ---------   ---------  ----------   ------
 3. Income (loss) from continuing
    operations applicable to
    common shareholders                (120,217)       602     (173,132)   2,388
 4. Income (loss) from discontinued
    operations                               -       1,388      (38,229)   2,956
 5. Extraordinary item                   (8,000)         -       (8,000)       -
                                      ---------   --------    ---------   ------
 6. Net income (loss) applicable
    to common shareholders            $(128,217)  $  1,990    $(219,361) $ 5,344
                                      ---------   --------    ---------   ------
 7. Weighted Average shares
    Outstanding                          28,710     24,813       26,210   24,814
                                      ---------   --------    ---------   ------
 8. Earnings (loss) per share from
    continuing operations (3/7)        $  (4.19)  $    .02    $   (6.61) $   .10
 9. Earnings (loss) per share from
    discontinued operations (4/7)             -        .06        (1.46)     .12
10. Loss per share on extraordinary
    item (5/7)                             (.28)         -         (.30)       -
                                      ---------   --------    ---------   ------
11. Net income (loss) per share        $  (4.47) $    .08     $   (8.37) $   .22
                                       ========  ========     =========   ======
Fully Diluted Earnings (Loss) Per Share:

12. Line 3. above                     $(120,217) $    602     $(173,132) $ 2,388
13. Add back preferred dividends            416         -           416        -
14. Add back interest, net of tax,
    on assumed conversion of the
    Company's 8% Convertible
    Debentures                            2,300     2,300         6,900    6,900
                                      ---------  --------      --------   ------
15. Income (loss) from continuing
    operations                         (117,501)    2,902      (165,816)   9,288
16. Income (loss) from discontinued
    operations                                -     1,388       (38,229)   2,956
17. Extraordinary item                   (8,000)        -        (8,000)       -
                                      ---------   -------      --------   ------
18. Net income (loss)                 $(125,501) $  4,290     $(212,045)  12,244
                                      ---------  --------      --------   ------
19. Weighted average shares
    outstanding (Line 7)                 28,710    24,813        26,210   24,814
20. Add additional shares issuable
    upon assumed conversion of
    preferred shares from date of
    issuance                              2,452         -           826        -
21. Add additional shares issuable
    upon assumed conversion of the
    Company's 8%Convertible Debentures    3,833     3,833         3,833    3,833
                                      ---------  --------      --------   ------
22. Adjusted weighted average shares
    outstanding                          34,995    28,646        30,869   28,647
                                      ---------  --------      --------   ------
23. Earnings (loss) per share from
    continuing operations (15/22)*    $   (3.36)  $   .10      $  (5.37) $   .33
24. Earnings (loss) per share from
    discontinued operations (16/22)           -       .05         (1.24)     .10
25. Loss per share from extraordinary
    item (17/22)                           (.23)        -          (.26)       -
                                      ---------   -------      --------   ------
25. Net income (loss) per share
    (18/22)*                          $   (3.59)  $   .15      $  (6.87) $   .43
                                      =========   =======      ========  =======

* Fully diluted earnings (loss) per share are not presented as the assumed conversion of the Company's Convertible Preferred and Convertible Debentures is anti-dilutive.